Exhibit 99.1

November 5, 2014

Liberty Broadband Corporation Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA,  LBRDK)  will webcast its annual Investor Meeting on Wednesday, November 19, 2014  with presentations beginning at approximately 1:35 p.m. E.S.T.  During these presentations, observations may be made regarding the company's financial performance, outlook and recent developments.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Broadband website at http://ir.libertybroadband.com/events-presentations to register for the webcast.  An archive of the webcast will also be available on this website for 30 days.

About Liberty Broadband

Liberty Broadband is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Courtnee Ulrich, 720-875-5420